Exhibit 99.1

FOR IMMEDIATE RELEASE

VERENIUM REPORTS FINANCIAL RESULTS

FOR THE FIRST QUARTER ENDED MARCH 31, 2013

— Company provides financial guidance for 2013 —

SAN DIEGO, Calif., May 9, 2013 – Verenium Corporation (Nasdaq: VRNM), a leading industrial biotechnology company focused on the development and commercialization of high-performance enzymes, today reported financial results for the first quarter ended March 31, 2013, and also provided full year 2013 financial guidance.

Financial Results

Revenues

Revenues for the quarters ended March 31, 2013 and 2012 were as follows (in thousands):

	Three Months Ended March 31,
	2013	2012
Revenues:
Animal health and nutrition	$7,926	$7,416
Grain processing	2,166	3,585
Oilseed processing	—	579
All other products	124	141

Total product	10,216	11,721
Contract manufacturing	2,218	—
Collaborative and license	1,352	5,508

Total revenue	$13,786	$17,229

Total revenues for the quarter ended March 31, 2013 decreased 20% to $13.8 million from $17.2 million in the prior year, primarily due to license revenue recorded in 2012 from DSM and Novus International. Combined product and contract manufacturing revenue for the quarter ended March 31, 2013 increased 6% to $12.4 million from $11.7 million in the prior year.

Product revenue for the quarter ended March 31, 2013 decreased 13% to $10.2 million from $11.7 million in the prior year, primarily attributed to a decline in grain processing revenue due to the timing of orders from a major customer, as well as adverse business conditions impacting the corn ethanol industry. The Company also reported lower revenue from its grain processing and oilseed processing product lines as a result of the sale of its Veretase® alpha-amylase and Purifine® PLC enzymes to DSM in March 2012.

In conjunction with the sale to DSM, the Company entered into a supply agreement to continue to produce and sell Purifine® PLC and Veretase® to DSM at lower sales prices than prior periods when sold directly to end customers. Revenue from the DSM supply agreement is reported as contract manufacturing revenue.

Gross Profit and Gross Margin

Product and contract manufacturing gross profit for the quarter ended March 31, 2013 increased 7% to $4.7 million from $4.4 million in the prior year. The increase in gross profit was primarily due to an increase in Phyzyme® XP phytase royalty from the animal health and nutrition product line. Gross margin remained flat at 38% of total product and contract manufacturing revenue for the quarters ended March 31, 2013 and 2012.

Operating Expenses

Excluding cost of product and contract manufacturing revenues, total operating expenses related to continuing operations for the quarter ended March 31, 2013 increased to $9.8 million (including share-based compensation of $0.3 million) from $9.1 million (including share-based compensation of $0.2 million) in the prior year. This increase is primarily due to increased research and development costs reflecting continued investment in pipeline products, offset in large part by decreased general and administrative costs resulting from transaction-related expenses incurred in the first quarter of 2012.

Income (Loss) from Operations

Loss from operations for the quarter ended March 31, 2013 was $3.8 million compared to income from operations of $32.0 million for the prior year, on a GAAP accounting basis, including the impact of the $31.3 million gain on sale of the oilseed processing business to DSM in 2012.

Adjusted EBITDA

As detailed in the attached financial tables, the operating results for the current and prior year first quarter periods were impacted by significant non-recurring and non-cash items. The Company believes that reporting Adjusted EBITDA on a non-GAAP basis, which excludes the impact of these items, provides a more consistent measure of operating results. It should not be considered, however, in isolation or as a substitute for, or superior to, the financial information presented in the Company’s consolidated financial statements. Further, the Adjusted EBITDA measure shown for the Company may not be comparable to similarly titled measures used by other companies.

The Company reported Adjusted EBITDA loss of $2.5 million for the quarter ended March 31, 2013, compared to Adjusted EBITDA income of $1.4 million for the same quarter in the prior year. The change in Adjusted EBITDA is primarily attributed to license revenue recorded in 2012 from DSM and Novus International, and increased research and development expenses.

Balance Sheet

The Company ended the quarter with $27.2 million in cash and cash equivalents and $2.5 million in total restricted cash.

“First quarter results are in line with our expectations, reflecting continued steady demand for our Phyzyme® XP phytase product for animal health and nutrition,” said James Levine, President & Chief Executive Officer at Verenium. “Our recent successful corn ethanol plant trial activity demonstrates a strong value proposition for customers in a challenged market, and gives us reason to believe our Grain Processing enzymes will be an important source of revenue growth.”

Financial Guidance for 2013

Verenium also provided financial guidance for 2013, as follows:

•	Adjusted EBITDA: $(10) – $(12) million

•	Capital Expenditures: $3 – $4 million

“The financial guidance we are providing today is based on our expectation of moderate growth in product revenue and product gross profit from our existing commercial products,” said Jeff Black, Chief Financial Officer at Verenium. “As we have indicated in the past, we expect to make continued investments in our Product Pipeline as we prepare to launch new products in 2013, which should position us well for future growth.”

About Verenium

Verenium, an industrial biotechnology company, is a global leader in developing high-performance enzymes. Verenium’s tailored enzymes are environmentally friendly, making products and processes greener and more cost-effective for industries, including the global food and fuel markets. Read more at www.verenium.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include, but are not limited to, statements related to Verenium’s technology, products and product candidates (including, in each case, their value, potential for revenue growth and expected near-term and longer term revenue) and product pipeline (including the timing for commercial launch of any product candidates), lines of business, operations (including Verenium’s ability to successfully negotiate and enter into future collaborations and partnerships), capabilities, commercialization activities, customer adoption rates, industry conditions, future financial performance (including all financial guidance), and near-term and longer-term growth and prospects. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s strategic focus, technologies, products and product candidates and product pipeline (including Verenium’s ability to identify, develop and commercialize new products and product candidates, either independently or with collaborators or partners, and market demand for those products and product candidates), dependence on patents and proprietary rights, protection and enforcement of its patents and proprietary rights, the commercial prospects of the industries in which Verenium operates and sells products, Verenium’s dependence on manufacturing and/or license agreements, its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize its technologies and products (including by obtaining any required regulatory approvals) using Verenium’s technologies, the timing for launching any commercial products and projects, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture or partnership agreements and licenses on a timely basis or at all, and risks and other uncertainties more fully described in Verenium’s filings with the Securities and Exchange Commission, including, but not limited to, Verenium’s annual report on Form 10-K for the year ended December 31, 2012 and any updates contained in its subsequently filed quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof, and Verenium expressly disclaims any intent or obligation to update these forward-looking statements.

# # #

Contacts:

Sarah Carmody

Sr. Manager, Corporate Communications 858-431-8581

sarah.carmody@verenium.com

Verenium Corporation

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
Revenues:
Product	$10,216	$11,721
Contract manufacturing	2,218	—
Collaborative and license	1,352	5,508

Total revenue	13,786	17,229
Operating expenses:
Cost of product and contract manufacturing revenue	7,704	7,315
Product and contract manufacturing gross profit	4,730	4,406
Product and contract manufacturing gross margin	38%	38%
Research and development	5,078	3,161
Selling, general and administrative	4,763	5,915

Total operating expenses	17,545	16,391
Gain on sale of oilseed processing business	—	(31,278)

Income (loss) from operations	(3,759)	32,116
Other income and expense:
Interest and other expense, net	(1,371)	(1,280)
Loss on net change in fair value of derivative assets and liabilities	(927)	(706)

Total other expense, net	(2,298)	(1,986)
Net income (loss) from continuing operations before income taxes	(6,057)	30,130
Income tax provision	—	(814)

Net income (loss) from continuing operations	(6,057)	29,316
Net loss from discontinued operations	—	(15)

Net income (loss) attributed to Verenium	$(6,057)	$29,301

Net income (loss) per share, basic	$(0.47)	$2.32

Net income (loss) per share, diluted	$(0.47)	$2.26

Shares used in computing net income (loss) per share, basic	12,783	12,608

Shares used in computing net income (loss) per share, diluted	12,783	13,178

Verenium Corporation

Condensed Consolidated Balance Sheet Data

(unaudited, in thousands)

	March 31, 2013	December 31, 2012
Cash and cash equivalents	$27,196	$34,875
Restricted cash, short term	2,500	2,500
Accounts receivable, net	11,620	10,577
Inventories, net	5,140	5,311
Other current assets	2,517	3,039
Property and equipment, net	36,127	36,798
Other noncurrent assets	624	676

Total assets	$85,724	$93,776

Accounts payable and accrued expenses	$10,292	$13,266
Deferred revenue, current	1,377	1,929
Other current liabilities	335	428
Long term debt, at carrying value, net of current portion (face value of $25.1 million at March 31, 2013 and $25.2 million at December 31, 2012)	25,836	24,861
Long term lease financing obligation, net of current portion	22,413	22,020
Other long term liabilities	583	619
Stockholders’ equity	24,888	30,653

Total liabilities and stockholders’ equity	$85,724	$93,776

Verenium Corporation

Unaudited Supplemental and Non-GAAP Financial Information

(in thousands)

The following Adjusted EBITDA figures represent supplemental and non-GAAP financial information, and is derived from the Company’s condensed consolidated financial statements for the three months ended March 31, 2013 and 2012, as reported under GAAP. The Company believes that such supplemental and non-GAAP financial information is helpful to understand the results of operations of the business. It should not be considered, however, in isolation or as a substitute for, or superior to, the financial information presented in the Company’s consolidated financial statements. Further, the Adjusted EBITDA measure shown for the Company may not be comparable to similarly titled measures used by other companies.

	Three Months Ended March 31,
	2013	2012
Income (loss) from operations	$(3,759)	$32,116
Adjustments:
Depreciation and amortization	937	328
Non-cash share-based compensation	299	241
Gain on sale of oilseed processing business	—	(31,278)
Cash paid for rent on San Diego facility (1)	—	—

Adjusted EBITDA	$(2,523)	$1,407

(1)	The Company is the deemed owner (for accounting purposes) of its San Diego facility, and as such carries an asset on its books representing the total cost of the buildings and improvements, with a corresponding lease financing obligation. The assets are depreciated over the term of the lease, and cash rental payments are allocated primarily to principal and interest payments on the lease financing obligation. The Company believes that including cash rental payments as part of Adjusted EBITDA provides a more accurate representation of operating cash burn. For the quarters ended March 31, 2013 and 2012, no cash rental payments were made, pursuant to the terms of the lease agreement.